SUBSCRIPTION AGREEMENT

CHALLENGER LIMITED

Dated as of November 15, 2007

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT, dated as of November 15, 2007, is entered into by and among Challenger Limited, a company registered in the Isle of Man under company number 55967 (the "Company"), Bronco MENA Investments LLC, a Delaware limited liability company ("Investor"), Challenger Group Ltd., a company registered in Bermuda under company number 38486 ("Challenger"), and those individual shareholders of Challenger listed on the Schedule of Challenger Shareholders attached hereto (the "Family Members").

RECITALS:

A.  The Company desires to issue and allot shares of its capital stock ("Shares") to Investor and Investor desires to subscribe for Shares from the Company on the terms and conditions set forth herein.

B.  The Investor is willing to subscribe for Shares from the Company, make the capital contributions to the Company provided herein, and otherwise perform its covenants and agreements provided in this Agreement, subject to all of the representations, covenants and agreements of the Company, the Family Members, and Challenger contained herein. Each of the Company, the Family Members, and Challenger acknowledges and affirms that it is making the representations, covenants and agreements herein to induce the Investor to (x) execute and deliver this Agreement and the other agreements provided for herein, (y) subscribe for the Shares from the Company and make the capital contributions to the Company, and (z) otherwise perform their covenants and agreements provided in this Agreement and the other agreements provided for herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein and in the other agreements and instruments referenced herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS, REFERENCES, AND CONSTRUCTION

Section 1.1.  Definitions.

(a)  As used in this Agreement, the following terms shall have the following meanings:

"Affiliate" means any person directly or indirectly controlling, controlled by or under common control with a person. As used in this definition, the terms "controlling, controlled by, or under common control" mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies (whether through ownership of voting securities or any partnership or other ownership interest, by contract, or otherwise) of a person.

"Agreement" means this Subscription Agreement, as hereafter amended or modified in accordance with the terms hereof.

"Applicable Environmental Law(s)" means any and all laws (including common law), statute, rule, regulation or other legal requirement, including, but not limited to consent decrees, relating to or otherwise pertaining to health, safety, the environment or natural resources in effect and applicable to the Company or any operations or activities on owned or leased property, including, without limitation Law No. 7 of 1982 and its Executive Regulations, the Libyan Maritime Law issued on 28 November 1958, Libyan Law No. 81 of 1971, Law No. 8 of 1973, Health Law No. 106 of 1973 and its Executive Regulations, Law No. 25 of 1976, Law No. 3 of 1982, and Resolution of the General People's Committee No. 263 of 1999 Establishing the Environment General Authority.

"Applicable Law" means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

"Business Day" means a day on which clearing banks are open for business in the Isle of Man and Egypt and banking institutions are open for business in Oklahoma City, Oklahoma.

"Closing Date" means the date of the Closing.

"Disclosure Letter" means the letter sent from the Company to the Investor in relation to the representations and warranties set out in Section 3.1 having the same date as this Agreement.

"Electronic Transmission" means a form of communication that (i) does not directly involve the physical transmission of paper, (ii) creates a record that may be retained, retrieved, and reviewed by the recipient, and (iii) may be directly reproduced in paper form by the recipient through an automated process.

"FCPA" means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

"Governing Documents" means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (i) in the instance of a corporation, the articles of incorporation and bylaws of such corporation, (ii) in the instance of a partnership, the partnership agreement, (iii) in the instance of a limited liability company, the certificate of formation and limited liability company agreement, and (iv) with respect to the Company, the documents governing its formation and operation, including its memorandum and articles of association.

"Governmental Entity" means any court or tribunal in any jurisdiction or any governmental, quasi-governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality of any country, nation, republic, principality, protectorate, province, state or similar authority or any political subdivision thereof.

"Government Official" means (i) any official or employee or agent of any government (including, but not limited, to the government of Libya) or any federal, regional or local department, agency, state-owned or otherwise controlled enterprise or corporation, or other instrumentality thereof, (ii) any official or employee or agent of a public international organization, or (iii) any official or employee or agent of a political party or candidate for political office.

"Hazardous Materials" means any substances, materials or wastes classified, characterized or otherwise regulated under any Applicable Environmental Law as hazardous, toxic, pollutant, contaminant, or words of similar meaning or effect, as well as, any petroleum product, byproduct or constituent thereof.

"IRS" means the United States Internal Revenue Service.

"Knowledge" of a specified person (or similar references to a person's knowledge) means all information actually known to (i) such person, in the case of an individual, or (ii) in the case of a corporation or other entity, to an executive officer or employee of such person or any Affiliate of such person who devoted substantive attention to matters of such nature during the ordinary course of his employment by such person.

"Lien" means any lien, mortgage, security interest, pledge, charge, option, or encumbrance of any kind.

"Management Services Agreement" means a Management Services Agreement substantially in the form attached hereto as Exhibit A.

"Master Services Agreement" means a Master Services Agreement substantially in the form attached hereto as Exhibit B.

"Material Adverse Effect" means a circumstance or event or set of circumstances or events that has a material adverse effect on (i) the business, property, operations, or financial condition of any person and its Affiliates taken as a whole, or (ii) the ability of any person to timely perform any of its material obligations under this Agreement or the Transaction Agreements.

"Permits" means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

"person" includes an individual, an estate, a corporation, a partnership, a limited liability company, an association, a joint stock company, a trust and any other entity or organization, including any Governmental Entity.

"Policy" means the Company’s policy on ethical business practices and compliance with all applicable anti-bribery and corruption laws and regulations, as amended from time to time.

"Proceedings" means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

"Release" means, with respect to any person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Hazardous Materials into the environment or into or out of any property owned by such person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

"Repurchase Agreement" means that certain Repurchase Agreement between the Company, Challenger, MENA Oil Drilling Company Limited, a company registered in the Isle of Man ("MENA"), and Venture Capital Bank B.S.C.(c), a joint stock company incorporated in the Kingdom of Bahrain, pursuant to which the Company has agreed to repurchase shares of the Company proportionately from such shareholders and such shareholders have agreed to proportionately sell such shares of the Company to the Company in exchange for aggregate cash consideration of not more than US$5,000,000.00.

"Rig Assignment" means the form of Rig Assignment attached hereto as Exhibit C.

"Rigs" means the drilling rigs and other property relating to such drilling rigs, each as identified on Exhibit D.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Shareholders' Agreement" means a Shareholders' Agreement substantially in the form attached hereto as Exhibit E.

"Solvent" means, as to any person at any time, having a state of affairs such that all of the following conditions are met: (i) the fair value of the property of such person is greater than the fair value of such person's liabilities (including disputed, contingent and unliquidated liabilities); (ii) the present fair salable value of the property of such person in an orderly liquidation of such person is not less than the amount that will be required to pay the probable liability of such person on its debts as they become absolute and matured; (iii) such person is able to realize upon its property and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; (iv) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person's ability to pay as such debts and liabilities mature; and (v) such person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such person's property would constitute unreasonably small capital.

"Transaction Agreements" means this Agreement, the Shareholders' Agreement, Management Services Agreement, Master Services Agreement, Rig Assignment, and Repurchase Agreement.

“VCB Sale and Purchase Agreement” means that certain Sale and Purchase Agreement dated 27 September 2007 between Venture Capital Bank B.S.C.(c) and Challenger pursuant to which Venture Capital Bank B.S.C.(c) purchased certain shares in the Company from Challenger.

(b)  In addition to the defined terms set forth in Section 1.1(a), the following terms used in this Agreement are defined in the sections or other subdivisions of this Agreement, as referenced below:

Defined Term	Reference
Audited Financial Statements	Section 3.1(n)
Basket	Section 4.2(d)
Challenger	Preamble
Closing	Section 2.4(a)
Company	Preamble
Damages	Section 4.2(a)
Family Members	Preamble
Financial Statements	Section 3.1(n)
ICC	Section 5.6
Indemnified Party	Section 4.2(c)
Indemnifying Party	Section 4.2(c)
Investment Agreement	Section 2.2(j)
Investor	Preamble
Latest Balance Sheet	Section 3.1(n)
MENA	Definition of Repurchase Agreement
Material Agreements	Section 3.1(l)
Notice of Dispute	Section 5.6
Notice Period	Section 4.2(c)
Rules	Section 5.6
Shares	Recital A
Subscription	Section 2.1
Subscribed Shares	Section 2.1
Survival Period	Section 4.1
Unaudited Financial Statements	Section 3.1(n)

Section 1.1.  References and Construction.

(a)  All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b)  Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c)  The words "this Agreement", "this instrument", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d)  Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e)  Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(f)  The word "or" is not exclusive and the word "includes" and its derivatives shall mean "includes, but is not limited to" and corresponding derivative expressions.

(g)  No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(h)  All references herein to "US$" or "dollars" shall refer to U.S. Dollars.

(i)  Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document shall also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection (i) shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(j)  Exhibits A, B, C, D, E and F, and Schedules 3.1(a), 3.1(b), 3.1(d), 3.1(k) and 3.1(l) to this Agreement are attached hereto, incorporated herein by reference and made a part hereof for all purposes. Any references to this Agreement shall also include such Exhibits and Schedules unless the context in which used shall otherwise require.

ARTICLE II

SUBSCRIPTION OF SHARES

Section 2.1.  Subscription of Shares.

On the Closing Date and upon the terms and subject to the conditions hereof, Investor hereby agrees to subscribe for (the "Subscription"), and the Company agrees to issue and allot to Investor, 16,239,316 Shares (the "Subscribed Shares") in exchange for the contribution of (i) the Rigs being contributed to the Company pursuant to the Rig Assignment, and (ii) US$5,000,000 cash.

Section 2.2.  Conditions Precedent to the Obligations of Investor.

Investor's obligation to subscribe for the Subscribed Shares on the Closing Date pursuant to Section 2.1 is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions contained in this Section 2.2:

(a)  The representations and warranties of the Company, Challenger and the Family Members contained in Section 3.1 of this Agreement shall have been true and correct on the date made and shall be true and correct in all respects as of the Closing Date, as if made as of such date (except that representations and warranties made as of a specific date need be true only as of that date).

(b)  The representations and warranties of the Company, Challenger, and the Family Members contained in the Transaction Agreements (excluding this Agreement), and the representations and warranties of each other party to the Transaction Agreements (excluding Investor, if applicable) shall have been true and correct on the date made and shall be true and correct in all respects as of the Closing Date, as if made as of such date (except that representations and warranties made as of a specific date need be true only as of that date).

(c)  The Company, Challenger and the Family Members shall have performed in all material respects all of its obligations and covenants under this Agreement and each other Transaction Agreement required to be performed by it on or prior to the Closing Date.

(d)  No event shall have occurred that has a Material Adverse Effect on the Company in the Investor's opinion, acting reasonably.

(e)  Investor shall have received a certificate of existence and good standing or equivalent from the relevant authority in the Isle of Man with respect to the Company.

(f)  Investor shall have received a certificate of existence and good standing or equivalent from the relevant authority in Bermuda with respect to Challenger.

(g)  (i) There shall be no Proceedings pending or, to the Company's Knowledge threatened, against or affecting the Company, any subsidiary, or any of their respective properties or rights or any of their respective officers or directors, before any Governmental Entity which (A) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated in any Transaction Agreement, or (B) questions the validity or legality of any such transaction, and (ii) to the Company's Knowledge, there shall be no valid basis for any such Proceeding.

(h)  The Company shall have obtained a United States Federal Employer Identification Number from the IRS.

(i)  The Company shall have made an election on IRS Form 8832 to be taxed as a partnership for U.S. federal income tax purposes.

(j)  Investor shall have received evidence satisfactory to it of the termination of (i) that certain Investment Agreement (the “Investment Agreement”) dated 20 October 2006 among the Company, MENA, the Family Members and certain other shareholders of the Company, provided that the Investment Agreement shall not terminate with respect to the warranties and limitations on claims in clause 4 and Schedule 5 and with respect to clauses 16 through 25, (ii) that certain Shareholders' Agreement dated 20 October 2006 among the Company, MENA, the Family Members and certain other shareholders of the Company, and (iii) any and all agreements contemplated thereby, except that certain Advisory and Consultancy Agreement dated as of 20 October 2006 by and between Venture Capital Bank B.S.C.(c) and the Company.

(k)  Investor shall have received evidence satisfactory to it of the due and valid execution and binding effect of each of the Transaction Agreements with respect to each other party thereto.

(l)  The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting the issuance of the Shares pursuant to this Agreement.

(m)  The Company shall have delivered to Investor at the Closing the following:

(i)  a certificate executed by the Company's Chief Executive Officer or President on behalf of the Company and by Challenger certifying that the conditions specified in Section 2.2 have been satisfied;

(ii)  a certificate of the Company executed by the Company's Secretary attaching and certifying to the truth and correctness of (A) the Company's Governing Documents, and (B) the board and shareholder resolutions adopted in connection with the transactions contemplated by this Agreement and the other Transaction Agreements;

(iii)  evidence of the subscription of the Subscribed Shares. The relevant share certificate or certificates shall be issued as soon as reasonably practicable thereafter; and

(iv)  an opinion from the Company's legal counsel in the Isle of Man, in substantially the form attached as Exhibit G.

(n)  Any background checks on any Family Member or member of management of the Company or Challenger completed by Investor (which may be performed by Investor at its sole discretion) and all other due diligence conducted by Investor and its representatives in connection with the proposed transactions contemplated hereby and in the other Transaction Agreements shall not have caused Investor or its representatives to become aware of any facts relating to the business, assets, results of operations, condition (financial or otherwise), or prospects of the Company or any subsidiary of the Company, Challenger, or any Family Member which, in the good faith judgment of Investor, make it inadvisable for Investor to proceed with the consummation of the transactions contemplated hereby and thereby.

Section 2.3.  Closing Conditions of the Company.

The Company's obligation to issue and allot the Subscribed Shares is subject to the satisfaction or waiver, on or before the Closing Date, of the conditions contained in this Section 2.3:

(a)  All limited liability company action necessary by Investor to authorize the execution, delivery and performance of this Agreement and the other Transaction Agreements to which Investor is a party, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken.

(b)  Investor shall tender to the Company US$5,000,000 cash, by wire transfer of immediately available funds to an account or accounts designated by the Company, such designation to be provided not later than at least one Business Day prior to Closing.

(c)  Investor shall execute and deliver the Rig Assignment and the other Transaction Agreements to which it is a party.

(d)  The representations and warranties of Investor contained in this Agreement and the other Transaction Agreements to which it is a party shall have been true and correct on the date made and shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date (except that representations and warranties made as of a specific date need be true only as of that date).

(e)  Investor shall have performed in all material respects all of its obligations under this Agreement and each other Transaction Agreement required to be performed by it on or prior to the Closing Date.

(f)  There shall be no Proceedings pending or, to Investor's Knowledge threatened, against or affecting Investor, before any Governmental Entity which (i) seeks to restrain, enjoin or prevent the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement, or (ii) questions the validity or legality of any such transaction, and to Investor's Knowledge, there shall be no valid basis for any such Proceeding.

(g)  No event shall have occurred that has a Material Adverse Effect on Investor in the Company's opinion, acting reasonably.

(h)  Investor shall have given the Company an opportunity to inspect the Rigs for the purpose of confirming that they meet the technical specifications set forth on Exhibit D hereto and are adequate for their intended purpose, and Company shall have confirmed same to its reasonable satisfaction. The Investor shall have assigned to the Company all available manufacturer warranties in connection with the Rigs, if any.

(i)  The Company shall have received evidence satisfactory to it of the due and valid execution and binding effect of each of the Transaction Agreements with respect to each other party thereto.

Section 2.4.  Closing; Termination.

(a)  Subject to the satisfaction of each of the conditions precedent set forth in Sections 2.2 and 2.3 (which conditions, if satisfied, shall be deemed to have been satisfied simultaneously), the closing of the Subscription (the "Closing") shall take place at the offices of the Company in either Tripoli, Libya or Cairo, Egypt, as soon as possible, but in no event later than December 31, 2007, or at such other place or time as may be agreed upon by the Company and the Investor.

(b)  This Agreement may be terminated by any party hereto if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 2007; provided, that Article V shall survive notwithstanding any such termination.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1.  Representations and Warranties of the Company, Challenger, and Each Family Member.  Subject to and qualified by the matters disclosed in the Schedules and the Disclosure Letter to Investor, the Company, Challenger and each Family Member, jointly and severally, represent and warrant to Investor that:

(a)  The Company is a company limited by shares duly organized, validly existing and in good standing under the Companies Act of 2006 of the Isle of Man. Challenger is a company registered in Bermuda under company number 38486. Challenger has been duly formed, is validly existing, and is in good standing. The Company does not own, directly or indirectly, any capital stock or other equity securities or ownership interest of any person other than those persons listed on Schedule 3.1(a). Schedule 3.1(a) lists each subsidiary of the Company, the jurisdiction of incorporation or formation of each subsidiary, the authorized and outstanding capital stock or other equity securities or ownership interests of each subsidiary as well as each branch of the Company. Each subsidiary is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation.

(b)  Each of the Company and its subsidiaries is duly licensed or qualified to transact business and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification. Each of the Company and the subsidiaries has full power and authority to own, lease, operate, and hold its properties and to carry on its business as now conducted and as proposed to be conducted. No Proceedings to dissolve the Company or any subsidiary are pending. Each of the Company, Challenger, and each Family Member has full power and authority to execute, deliver and perform this Agreement and the other Transaction Agreements to which it is a party. The Company has full power and authority to issue, allot and deliver the Subscribed Shares in accordance with this Agreement. The officers and directors of the Company and each of its subsidiaries are listed on Schedule 3.1(b). The Company has delivered to Investor (i) accurate and complete copies of the Governing Documents of each of the Company and its subsidiaries as currently in effect, (ii) the share (or similar) records of each of the Company and its subsidiaries, and (iii) the minutes of all meetings of the respective boards of directors (or comparable governing entities) of the Company and its subsidiaries, any committees of such boards or entities, and the owners of the Company and its subsidiaries (and all consents in lieu of such meetings). Such records, minutes, and consents accurately reflect the stock or other equity ownership of the Company and its subsidiaries and all actions taken by such boards or governing entities, committees, and owners.

(c)  The execution and delivery by the Company, Challenger, and each Family Member of this Agreement and the other Transaction Agreements, the performance of its obligations hereunder and thereunder and the issuance, sale and delivery by the Company of the Subscribed Shares pursuant hereto have (or will have) been duly authorized by all requisite company action and will not (i) result in a violation of any Applicable Law, (ii) conflict with, result in a breach of, or constitute (or, with due notice or lapse of time or both, would constitute) a default under, or give rise to any right of termination, acceleration or cancellation under, any indenture, agreement, contract, license, arrangement, understanding, evidence of indebtedness, note, lease or other instrument to which the Company or any subsidiary or any of its properties or assets are bound, (iii) result in the creation or imposition of any Lien upon the Company or any subsidiary or any of its properties or assets, or (iv) require any consent, approval, notification, waiver or other similar action from or to any Governmental Entity or other third party.

(d)  Upon consummation of the transactions contemplated herein, Investor will acquire good, valid, and marketable title to the Subscribed Shares, free and clear of all Liens, other than (i) those that may arise by virtue of any actions taken by or on behalf of Investor or its Affiliates, (ii) restrictions on transfer that may be imposed by applicable securities laws, (iii) inchoate liens arising by operation of law with respect to taxes or other amounts not due and payable, or (iv) at and after the Closing, the terms and provisions of the Shareholders' Agreement. After the issuance of the Subscribed Shares and the redemption by the Company of Shares pursuant to the Repurchase Agreement, the ownership of the Company will be as set forth on Schedule 3.1(d). Except as provided in the Shareholders' Agreement, or Repurchase Agreement, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of the equity interests of the Company. There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights with respect to the Company. Other than those set forth in the Shareholders' Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity interests in the Company. Other than as set forth in the Shareholders' Agreement, no person has demand or other rights to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any of its subsidiaries or any right to participate in any such registration statement, including piggyback registration rights.

(e)  No registration or filing with, or consent or approval of or other action by, any Governmental Entity or any third party is or will be necessary for the Company's, Challenger's, or any Family Member's valid execution, delivery and performance of this Agreement or the other Transaction Agreements, or the issuance, sale and delivery of the Subscribed Shares, other than those (i) which have previously been obtained or made, or (ii) which are required to be made (if any) under applicable securities laws, which will be obtained or made, and will be effective within the time periods required by Applicable Law.

(f)  This Agreement and each other Transaction Agreement to which the Company, Challenger, or a Family Member is a party has been duly authorized, executed and delivered by the Company, Challenger, or a Family Member, as applicable and constitutes the legal, valid and binding obligation of the Company, Challenger, or a Family Member, as applicable, enforceable against such person in accordance with its terms, except to the extent limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors' rights generally, and (ii) general principles of equity, and except that enforcement of rights to indemnification and contribution contained therein may be limited by applicable federal or state laws or the public policy underlying such laws, regardless of whether enforcement is considered in a proceeding in equity or at law.

(g)  There are no actions, suits, claims, Proceedings, investigations, or litigation pending or, to the Company's Knowledge, threatened which involve, affect or relate to the Company, or the Company's assets, that could reasonably be expected to have a Material Adverse Effect, and the Company has no Knowledge of any reasonable basis for any such action, suit, claim, Proceeding, or investigation. There are no orders, writs, injunctions, or decrees of any Governmental Entity relating to or affecting the Company or the Company's assets.

(h)  The Company, its subsidiaries and each of their respective officers, directors, employees and agents acting on their behalf, have complied in all material respects with all Applicable Laws, including, without limitation, Applicable Environmental Laws. The Company has not received any written notice, which has not been dismissed or otherwise disposed of, that the Company has not so complied with any Applicable Law. Neither the Company nor any of its officers, directors, equityholders, or Affiliates is charged or to their Knowledge threatened with, or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of the Company.

(i)   (A) In connection with the acquisition, operation or maintenance of any of the Company’s assets and business, the transactions contemplated by this Agreement or any by any other Transaction Agreement:

(1)  The Company, Challenger and the Family Members have not, and to their actual knowledge, their respective shareholders, officers, directors, employees, agents, subcontractors, Affiliates or any other person or entity acting on their behalf have not, made, offered or authorized, are not aware of and will not make, offer or authorize, any payment, loan or gift of anything of value to a Government Official for purposes of influencing any act, decision, or omission of any Government Official or for securing any improper advantage for any person (such as, without limitation, a decision of a Government Official to award a contract or to grant preferential tax treatment).

(2)  The Company, Challenger and the Family Members have not, and to their actual knowledge, their respective shareholders, officers, directors, employees, agents, subcontractors, Affiliates or any other person or entity acting on their behalf have not, made, offered or authorized, are not aware of and will not make, offer or authorize any payment, loan or gift of anything of value to any person while knowing or having reasons to suspect that any part of such offer, payment, loan or gift will be given or offered to a Government Official for purposes of influencing any act, decision, or omission of any Government Official or for securing any improper advantage for any person (such as, without limitation, a decision of a Government Official to award a contract or to grant preferential tax treatment).

(3)  The Company, Challenger and the Family Members have not, and to their actual knowledge, their respective shareholders, officers, directors, employees, agents, subcontractors, Affiliates or any other person or entity acting on their behalf have not, made, offered or authorized, are not aware of and will not make, offer or authorize, any payment, loan or gift of anything of value to a Government Official or to any other person in violation of any applicable statue, law or regulation of any government or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(B) (1)  The Company maintains and will continue to maintain accurate and reasonably detailed books, records and accounts which fairly and accurately reflect all transactions and dispositions of assets. The Company's books, records and accounts do not contain and will not contain any false or misleading entries, and there are no, and there will be no, undisclosed or unrecorded accounts related to the Company.

(2)  The business and operations of the Company have been and will continue to be conducted in accordance with good and sound ethical business practices, and in accordance with the general principles contained in the U.N. Convention against Corruption of October 31, 2003 (ratified by Libya on June 7, 2005) or the general principles contained in the African Convention on Preventing and Combating Corruption of July 11, 2003 (ratified by Libya on May 23, 2004).

(3)  To the best of their knowledge and belief, no ownership interest in the Company is directly or indirectly held or controlled by a Government Official, or any immediate relative of a Government Official of a jurisdiction applicable to the Company.

(4)  No Government Official, or any immediate relative of any Government Official, will, directly or indirectly, receive any portion of the price to be paid by Investor pursuant to this Agreement or the Transaction Agreements, or any other benefit or value by reason of or in connection with the execution of this Agreement or any other Transaction Agreement by the parties.

(j)  The Company has complied in all material respects with all Applicable Laws in connection with the offer, issuance and subscription of the Subscribed Shares. Neither the Company nor to the Company's Knowledge any person acting on its behalf has taken any other action so as to subject the offering, issuance or sale of the Subscribed Shares to the registration provisions of the Securities Act.

(k)  Schedule 3.1(k) contains a complete and accurate list of assets of the Company on the date hereof. The equipment and other personal property and fixtures forming a part of the Company's assets are in good repair and condition, free from material defects, and are adequate for the normal operation of the Company's business in accordance with prudent industry standards. Except as set forth on Schedule 3.1(k), the Company owns such assets free and clear of any Liens.

(l)  Schedule 3.1(l) lists all material contracts, agreements, licenses, and Permits to which the Company is a party or which relate to the Company's assets (the "Material Agreements"). Such Material Agreements are in full force and effect in all material respects and constitute valid and binding obligations of the parties thereto. The Company is not in breach or default (and no situation exists which with the passing of time or giving of notice would create a breach or default) of its obligations under the Material Agreements, and no breach or default by any third party (or situation which, with the passage of time or giving of notice would create a breach or default) exists, to the extent such breach or default (whether by the Company or such a third party), could reasonably be expected to have a Material Adverse Effect on the Company. All payments owing under the Material Agreements have been and are being made (timely, and before the same became delinquent) by the Company in all material respects. For the purposes of the representations contained in this Section 3.1(l) (and without limitation of such representations), the non-payment of an amount, or non-performance of an obligation, where such non-payment, or non-performance, could result in the forfeiture or termination of rights of the Company under a Material Agreement, shall be considered material.

(m)  (A) The properties, operations, and activities of the Company comply with all Applicable Environmental Laws that could reasonably be expected to have a Material Adverse Effect on the Company; (B) the Company, and the properties, operations, and activities of the Company are not subject to any existing, pending, or, to the Company's Knowledge, threatened Proceeding under, or to any remedial obligations under, any Applicable Environmental Laws; (C) all Permits, if any, required to be obtained by the Company under any Applicable Environmental Laws in connection with any aspect of the business of the Company, including without limitation those relating to the treatment, storage, disposal, or Release of a Hazardous Material, have been duly obtained and are in full force and effect, and the Company is in compliance with the material terms and conditions of all such Permits; and (D) to the Company's Knowledge there are no physical or environmental conditions existing on any property owned or leased by the Company or resulting from the Company's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations under any Applicable Environmental Laws; (F) all Hazardous Materials generated by the Company or used in connection with their respective properties, operations, or activities have been transported only by carriers authorized under Applicable Environmental Laws to transport such materials, and have been disposed of only at treatment, storage, and disposal facilities authorized under Applicable Environmental Laws to treat, store, or dispose of such materials; and (G) there has been no exposure of any person or property to Hazardous Materials, nor has there been any Release of Hazardous Materials into the environment in violation of any Applicable Environmental Laws, by the Company or in connection with its properties, operations, or activities that could reasonably be expected to give rise to any material claim for damages or compensation. The Company has made available to Investor all internal and external environmental audits and studies and all correspondence on substantial environmental matters in the possession of the Company relating to any of the current or former assets, operations, or activities of the Company.

(n)  The Company has delivered to Investor accurate and complete copies of (A) the Company's audited consolidated balance sheet as of December 31, 2006, and the related audited consolidated statements of income, shareholders' equity and cash flows for the year then ended, and the notes and schedules thereto, together with the unqualified report thereon of PricewaterhouseCoopers (Egypt), independent public accountants (the "Audited Financial Statements"), and (B) the Company's unaudited consolidated balance sheet as of October 31, 2007 (the "Latest Balance Sheet"), and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the ten month period then ended (the "Unaudited Financial Statements"), in each case certified by the Company's chief financial officer (collectively, the "Financial Statements"). The Financial Statements: (x) represent actual bona fide transactions; (y) have been prepared from the books and records of the Company and its consolidated subsidiaries in conformity with International Financial Reporting Standards, applied on a basis consistent with preceding years throughout the periods involved, except that the Unaudited Financial Statements are not accompanied by notes or other textual disclosure required by such accounting principles; and (z) fairly present the Company's consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended, except that the Unaudited Financial Statements are subject to normal year-end adjustments which will not be material in the aggregate. Neither the Company nor any of its subsidiaries has any liabilities or obligations, whether accrued, contingent, liquidated or otherwise, except liabilities or obligations (A) reflected in the Latest Balance Sheet, (B) described in the notes accompanying the Audited Financial Statements, or (C) incurred in the ordinary course of business since the date of the Latest Balance Sheet consistent with past practice (none of which is a material liability for breach of contract, breach of warranty, tort, or infringement). There has been no Material Adverse Effect on the Company since the date of the Latest Balance Sheet.

(o)  The Company and its subsidiaries have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (A) liabilities or obligations reflected or reserved against in the Latest Balance Sheet, (B) liabilities or obligations that are neither (x) required to be reflected on or reserved against in the Latest Balance Sheet under International Financial Reporting Standards as applied by the Company nor (y) could be reasonably expected to have a Material Adverse Effect, and (C) current liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet.

(p)  Since the date of the Latest Balance Sheet, the Company has conducted its business only in the ordinary course of business and there has not been any:

(i)  material payment or increase by the Company of any bonuses, salaries, or other compensation to any shareholder, member, partner, manager officer, or employee or entry into any employment, severance, or similar contract with any manager, officer, or employee;

(ii)  adoption of, or material increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

(iii)  damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company and its subsidiaries, taken as a whole;

(iv)  entry into, termination of, or receipt of notice of termination of (i) any material license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any material contract or transaction;

(v)  sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company;

(vi)  cancellation or waiver of any claims or rights with a value to the Company in excess of US$500,000;

(vii)  material change in the accounting methods used by the Company;

(viii)  (A) split, combination, or reclassification any shares of the Company's capital stock; (B) declaration or payment of any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of the Company's capital stock; or (C) except as provided in the Repurchase Agreement or the VCB Sale and Purchase Agreement, repurchase, redemption, or other acquisition any of the Company's securities or any securities of any subsidiary of the Company; or

(ix)  agreement, whether oral or written, by the Company to do any of the foregoing.

(q)  The Company and its subsidiaries maintain insurance for its benefit in coverages and amounts standard for their industry. Neither the Company nor any subsidiary of the Company is in default with respect to any provision in any current policy maintained for its benefit, and all such insurance is in full force and effect. Neither the Company nor any subsidiary of the Company has received, nor does the Company have any Knowledge of, any notice of cancellation or non-renewal of any such insurance policy. Neither the Company nor any subsidiary of the Company has been refused any insurance with respect to its assets, properties, or businesses.

(r)  None of the Company's or any subsidiary's current customers or suppliers has refused, or communicated that it will or may refuse, to purchase or supply products or services from or to the Company or any subsidiary thereof or has communicated that it will or may substantially reduce the amount of products or services that it is willing to purchase from or supply to the Company or any subsidiary thereof.

(s)  The Company has paid all amounts due on account of any income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments imposed on its assets or business by any Governmental Entity the nonpayment of which could reasonably be expected to have a Material Adverse Effect on the Company, except for amounts not yet due and owing. All tax returns and reports required to be filed for all such taxes have been filed with all such taxing authorities, and all such tax returns and reports are true and correct. No assessments of deficiencies have been made against the Company which are presently pending or outstanding, and no state or facts exist which would constitute grounds for any such assessment.

(t)  Investor has been provided with an accurate list of the names and salary rates of all present officers and management employees of the Company, together with any bonuses paid or payable to such persons for the year ended December 31, 2006 or since that date, and to the extent existing on the date of this Agreement, all arrangements with respect to any bonuses or additional compensation to be paid to them from and after the date of this Agreement and all accrued paid vacation, to date, if any. None of the Company's employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee's ability to promote the interest of the Company or that would conflict with the Company's business. Neither the execution or delivery of the Transaction Agreements, nor the carrying on of the Company's business by the employees of the Company, nor the conduct of the Company's business as now conducted and as presently proposed to be conducted, will, to the Company's Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated. The Company is not delinquent on any material payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied with all applicable laws related to employment, including those related to wages, hours, worker classification, collective bargaining, and the payment and withholding of taxes and other sums as required by law except where noncompliance with any Applicable Law would not result in a Material Adverse Effect on the Company. The Company has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing. The Company has made all required contributions and has no liability to each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, and has complied in all material respects with all Applicable Laws for any such employee benefit plan. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Company's Knowledge, threatened, which would have a Material Adverse Effect on the Company, nor is the Company aware of any labor organization activity involving its employees.

(u)  All books and records of the Company and its subsidiaries are true and complete in all material respects, have been maintained in accordance with good business practice and in accordance with all Applicable Laws. The corporate records of the Company reflect a true record of all meetings and proceedings of its board of directors and shareholders.

(v)  The Company and its subsidiaries either own or have valid licenses or other rights to use all material patents, copyrights, trademarks, software, databases, engineering data and other technical information used in their businesses as presently conducted.

(w)  As of the Closing Date after giving effect to the transactions contemplated herein and in each of the Transaction Agreements, the Company is Solvent.

(x)  Except with respect to financial projections, all information heretofore furnished by the Company to Investor with respect to the Company, its subsidiaries, and their respective properties and operations, taken in the aggregate, is true and correct in all material respects and does not omit any information that is necessary to prevent such information from being misleading in any material respect.

(y)  The Company, as a drilling contractor, is a sophisticated purchaser of the Rigs, has inspected the Rigs to its complete satisfaction, is purchasing the Rigs on an "as is," "where is," basis, without any warranty by the Investor, either express or implied, based on the Company's inspection and knowledge of drilling equipment and drilling rigs and not on any representation made by Investor or any of its Affiliates or representatives as to the physical condition, design, operation or fitness for a particular purpose, except with respect to any representations of Investor with respect thereto specifically set forth in Section 3.2 of this Agreement.

(z)  No agent, broker, investment banker, finder, financial advisor or other person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from the Company in connection with the transactions contemplated in this Agreement or the Transaction Agreements, and no person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on the Company's behalf.

Section 3.2.  Representations and Warranties of Investor.  Investor represents and warrants to the Company that:

(a)  Investor is a limited liability company duly organized, legally existing and in good standing under the laws of the State of Delaware.

(b)  Investor has full power and authority to execute, deliver, and perform this Agreement and each other Transaction Agreement, instrument, or document executed or to be executed by Investor in connection with the transactions contemplated herein to which it is a party and to consummate the transactions contemplated herein and therein, and to conduct its business generally in the manner that it is currently being conducted. The execution, delivery, and performance by Investor of this Agreement and each other Transaction Agreement, instrument, or document executed or to be executed by Investor in connection with the transactions contemplated herein to which it is a party, and the consummation by it of the transactions contemplated herein and therein, have been duly authorized by all necessary action of Investor.

(c)  This Agreement has been duly executed and delivered by Investor and constitutes, and each other Transaction Agreement executed or to be executed by Investor in connection with the transactions contemplated herein to which it is a party has been, or when executed will be, duly executed and delivered by Investor and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Investor, enforceable against it in accordance with its respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(d)  The execution, delivery, and performance by Investor of this Agreement and each other Transaction Agreement, instrument, or document executed or to be executed by Investor in connection with the transactions contemplated herein to which it is a party and the consummation by it of the transactions contemplated herein and therein do not and will not (a) conflict with or result in a violation of any provision of the governing instruments of Investor, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Investor is a party or by which Investor or any of its properties may be bound, (c) result in the creation or imposition of any Lien upon the properties of Investor, or (d) violate any Applicable Law binding upon Investor.

(e)  Except as set forth on Schedule 3.2(e), no consent, approval, order, or authorization of, or declaration, filing, or registration with, any Governmental Entity or of any third party is required to be obtained or made by Investor in connection with the execution, delivery, or performance by Investor of this Agreement and each other agreement, instrument, or document executed or to be executed by Investor in connection with the transactions contemplated herein to which it is a party or the consummation by it of the transactions contemplated herein and therein.

(f)  There are no Proceedings pending or, to Investor's Knowledge, threatened, in which Investor or an Affiliate is or may be a party affecting the execution and delivery of this Agreement by Investor or the consummation of the transactions contemplated herein by Investor.

(g)  The Investor, its Affiliates and each of their respective officers, directors, employees and agents acting on their behalf, have complied in all material respects with all Applicable Laws. The Investor has not received any written notice, which has not been dismissed or otherwise disposed of, that the Investor has not so complied with any Applicable Law. Neither the Investor nor any of its officers, directors, equity holders, or Affiliates is charged or to their Knowledge threatened with, or under investigation with respect to, any violation of any Applicable Law.

(h)  Each of the Rigs is (i) legally and beneficially owned solely by the Investor and will be conveyed free from any liens and other encumbrances, and (ii) where capable of possession, in the possession or under the control of the Investor.

(i)  Exhibit D contains a complete and accurate list of the Rigs and their associated components and specifications and the Rigs materially conform to such specifications.

(j)  Investor acknowledges that it can bear the economic risk of its investment in the Company, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Company. Investor is acquiring the Subscribed Shares for its own account and not with the intent to make a distribution in violation of the Securities Act or in violation of any other applicable securities laws, rules or regulations.

(k)  No agent, broker, investment banker, finder, financial advisor or other person is or will be entitled to any broker's or finder's fee or any other commission or similar fee from Investor in connection with the transactions contemplated in this Agreement or the Transaction Agreements, and no person is entitled to any fee or commission or like payment in respect thereof based in any way on agreements, arrangements or understandings made by or on Investor's behalf.

ARTICLE IV

COVENANTS

Section 4.1.  Survival.  The representations and warranties set forth in Article III, and the rights to indemnification thereof, shall survive the Closing. Notwithstanding the foregoing, no party shall be liable for a breach of the representations and warranties set forth in Section 3.2 or Section 3.1, excluding specifically subsections 3.1(d) (except the last sentence thereof), 3.1(f), 3.2(c), 3.2(h), as to which liability shall not be limited by time, unless, subject to subsection (B) of this Section 4.1, written notice of a claim for breach or indemnification pursuant Section 4.2(c) of this Agreement shall have been delivered on or before (A) the ninetieth (90) day following the delivery to Investor of the audited financial statements of Company for the financial year ended 31 December 2010, or (B) with respect to a breach of subsection 3.1(s) only, 31 December 2013. The foregoing sentence shall not apply to limit liability for any breach of a representation or warranty that is the subject of dishonest concealment or fraud. For convenience of reference, the period from the date hereof until any representation, warranty, covenant or other agreement contained herein shall terminate is referred to herein as the “Survival Period.”

If notice of any claim for breach of the representations and warranties in Article III or indemnification under Section 4.2 hereof shall have been given within the applicable Survival Period, the representations and warranties that are the subject of such breach or indemnification claim shall survive until such time as such claim is finally resolved.

For the avoidance of doubt, the limitations on liability set out in Section 4.2(d) apply to any claim by a party for breach of the representations and warranties in Article III.

Section 4.2.  Indemnification.

(a)  Subject to the terms and conditions hereof, Company, each Family Member and Challenger, jointly and severally, shall indemnify and hold Investor, its Affiliates, and each of their respective officers, directors, agents, employees, representatives, and independent contractors harmless from and against any and all claims, obligations, actions, damages, losses, liabilities, judgments, settlements, penalties, costs or expenses (including reasonable attorney's fees and expenses), of any nature whatsoever (including diminution in value of the Shares held by Investor) (collectively, "Damages") asserted against, resulting to, imposed upon or incurred by Investor, its Affiliates, and each of their respective officers, directors, agents, employees, representatives, and independent contractors, directly or indirectly, by reason of, arising out of or resulting from (i) any breach by the Company, Challenger, or any Family Member of any representation, warranty, covenant or agreement (in each case without regard to any qualification of materiality or Material Adverse Effect) of the Company, any Family Member, or Challenger contained in this Agreement, the other Transaction Agreements, or in any certificate delivered pursuant to this Agreement or the other Transaction Agreements, and (ii) any taxes, including entity-level taxes and federal, state, local, and foreign taxes, attributable to periods and operations of the Company before the issuance of the Subscribed Shares to Investor.

(b)  Subject to the terms and conditions hereof, Investor shall indemnify and hold the Company, its Affiliates, and each of their respective officers, directors, agents, employees, representatives, and independent contractors harmless from and against any and all Damages asserted against, resulting to, imposed upon or incurred by the Company, its Affiliates, and each of their respective officers, directors, agents, employees, representatives, and independent contractors, directly or indirectly, by reason of, arising out of or resulting from any breach by Investor of any representation, warranty, covenant or agreement of Investor contained in this Agreement.

(c)  In the event that any claim or demand for which a party (an "Indemnifying Party"), would be liable to another party under Section 4.2(a) or Section 4.2(b) (an "Indemnified Party") is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Section 4.2, except to the extent that the defense of such claim or demand is materially prejudiced thereby. The Indemnifying Party shall have 30 days from receipt of the above notice from the Indemnified Party (the "Notice Period") to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party's sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not be prejudicial to the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof. If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party. If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of the Indemnified Party's counsel it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties. If the Indemnifying Party elects to assume the defense of such claim or demand, confirms in writing the obligation to indemnify the Indemnified Party for the full amount, proves to the Indemnified Party's reasonable satisfaction the Indemnifying Party's capacity to perform such indemnification obligations, uses counsel reasonably satisfactory to the Indemnified Party, and diligently prosecutes the defense of such claim, then (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party's written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

(d)  Notwithstanding the provisions of this Section 4.2 or any other provision of this Agreement to the contrary, no party shall have any liability or obligation, and no claim shall be asserted, for any Damages unless and until the aggregate amount of Damages exceeds US$100,000 (the "Basket"); provided, however, that in the event the aggregate amount of such Damages exceeds the Basket, the Basket shall not limit the Damages that may be claimed by such party, and such party shall be entitled to collect the entire amount of all Damages, including the amount represented by the Basket. Any phrase in Section 3.1 or 3.2 qualified by the term “material” or “Material Adverse Effect” shall be disregarded for the purposes of calculating Damages for the Basket. Notwithstanding the foregoing, under no circumstances shall any party be liable for Damages for any breach of the representations and warranties in Article III in an aggregate amount in excess of US$65,000,000.

(e)  IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT ALL INDEMNIFICATION OBLIGATIONS ASSUMED BY SUCH PARTY, INCLUDING, BUT NOT LIMITED TO, THE INDEMNIFICATION PROVISIONS IN THIS SECTION 4.2, SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE INDEMNIFYING PARTY) ALLEGES OR PROVES (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, JOINT NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY. THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 4.3.  Fees and Expenses.  Within 30 days of the Closing, the Company shall pay all reasonable fees and expenses of Thompson & Knight LLP, counsel to Investor, and such other attorney fees and expenses of Investor, incurred in connection with the transactions contemplated hereby, in an amount not in excess of US$100,000, upon receipt of supporting invoices.

Section 4.4.  Access and Investigation.  Between the date of this Agreement and the Closing, the Company will at the Investor's expense (a) afford Investor and its representatives full and free access to each of the Company's personnel, properties, contracts, books and records, and other documents and data, (b) furnish Investor and its representatives with copies of all such contracts, books and records, and other existing documents and data as Investor or its representatives may reasonably request, and (c) furnish Investor and its representatives such additional financial, operating, and other data as Investor or its representatives may reasonably request.

Section 4.5.  Operation of the Company.  Between the date of this Agreement and the Closing, the Company will (w) conduct the business of the Company and its subsidiaries only in the ordinary course of business, (x) use its best efforts to preserve intact the current business organization of the Company, (y) confer with Investor concerning operational and financial matters of a material nature, and (z) otherwise report periodically to Investor concerning the status of the business, operations, and finances of the Company. In addition, without the prior written consent of Investor, between the date of this Agreement and the Closing neither the Company nor any of its subsidiaries shall:

(a)  amend its other governing instruments;

(b)  (i) issue, sell, or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase, or otherwise) any shares of its capital stock of any class or any other securities or equity equivalents; or (ii) amend in any respect any of the terms of any such securities outstanding as of the date hereof;

(c)   (i) split, combine, or reclassify any shares of its capital stock; (ii) declare, set aside, or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of its capital stock; (iii) except for as provided in the Repurchase Agreement, repurchase, redeem, or otherwise acquire any of its securities or any securities of any of its subsidiaries; or (iv) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any subsidiary of the Company;

(d)  other than in the ordinary course of business, (i) create, incur, guarantee, or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other person; (ii) make any loans, advances, or capital contributions to, or investments in, any other person; (iii) pledge or otherwise encumber shares of capital stock of the Company or any subsidiary thereof; or (iv) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereupon;

(e)  (i) enter into, adopt, or (except as may be required by law) amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance (exceeding US$150,000 in the aggregate), or other employee benefit agreement, trust, plan, fund, or other arrangement for the benefit or welfare of any director, officer, or employee; (ii) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, increase in any manner the compensation or fringe benefits of any director, officer, or employee; or (iii) pay to any director, officer, or employee any benefit not required by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

(f)  acquire, sell, lease, transfer, or otherwise dispose of, directly or indirectly, any assets outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Company;

(g)  acquire (by merger, consolidation, or acquisition of stock or assets or otherwise) any corporation, partnership, or other business organization or division thereof;

(h)  make any capital expenditure or other expenditures outside the ordinary course of business which, individually, is in excess of US$20,000 or, in the aggregate, are in excess of US$50,000;

(i)  amend any tax return or make any tax election or settle or compromise any federal, state, local, or foreign tax liability;

(j)  pay, discharge, or satisfy any claims, liabilities, or obligations (whether accrued, absolute, contingent, unliquidated, or otherwise, and whether asserted or unasserted), other than the payment, discharge, or satisfaction in the ordinary course of business consistent with past practice; provided, however, that in no event shall the Company repay any long-term indebtedness except to the extent required by the terms thereof;

(k)  enter into any lease, contract, agreement, commitment, arrangement, or transaction outside the ordinary course of business consistent with past practice;

(l)  amend, modify, or change any existing lease, contract, or agreement, other than in the ordinary course of business consistent with past practice;

(m)  waive, release, grant, or transfer any rights of value, other than in the ordinary course of business consistent with past practice;

(n)  lay off any of its employees outside the ordinary course of business;

(o)  change any of its banking or safe deposit arrangements;

(p)  change any of the accounting principles or practices used by it;

(q)  take any action which would or might make any of the representations or warranties of the Company, Challenger, or any Family Member contained in this Agreement or other Transaction Agreement untrue or inaccurate as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement or any other Transaction Agreement not being satisfied; or

(r)  authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 4.5.

Section 4.6.  No Commitment for Additional Financing.  The Company, Challenger, and each Family Member acknowledges and agrees that, except as set forth in the Transaction Agreements, Investor has made no representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the subscription of the Subscribed Shares as set forth herein and subject to the conditions set forth herein. In addition, the Company, Challenger, and each Family Member acknowledges and agrees that (a) no statements, whether written or oral, made by Investor or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment; (b) neither the Company, Challenger, nor any Family Member shall rely on any such statement by Investor or its representatives; and (c) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by Investor and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. Investor shall have the right, in its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

Section 4.7.  Audit Rights and Certifications.  In the event that Investor has a reasonable basis to believe that the Company, Challenger or the Family Members have taken or failed to take any action in violation of the representations and warranties of the Company Challenger and the Family Members under this Agreement or that may otherwise subject Investor (or any of its officers, directors, employees or agents) to liability under the FCPA, Investor shall have the right, upon written notice and at the Investors' expense, to conduct an investigation and audit of the Company, Challenger, and the Family Members. The Company, Challenger, and the Family Members shall cooperate fully with such investigation, provided that the investigation is reasonable in scope, method, nature and duration. At the request of Investor, each of the Company, Challenger, and the Family Members shall provide, and cause each of its directors, officers, employees, agents, contractors or other representatives with direct involvement in the operations of the Company to provide, a written certification of compliance with the Policy and with any of the representations and warranties of the Company, Challenger, and the Family Members under this Agreement, in a form reasonably satisfactory to Investor.

Section 4.8.  Disclosure Controls, Policy and Internal Controls.  Within a reasonable period of time after the execution of this Agreement and prior to the Closing Date, the Company shall (and the parties shall cause the Company to): (a) establish and maintain disclosure controls and procedures designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s management, including its principal executive officer and its principal financial officer or persons performing similar functions, to allow timely decisions regarding required disclosure; (b) establish and maintain a system of internal control over financial reporting under the supervisions of the Company's principal executive and financial officers sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company's financial statements for external purposes in accordance with IFRS, including, without limitation, policies and procedures that (i) pertain to maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS, and that receipts and expenditures of the Company and its subsidiaries are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's or its subsidiary’s assets that could have a material effect on the financial statements; (c) adopt and implement the Policy; (d) establish and maintain internal policies, procedures and controls that are reasonably designed to detect and deter violations of the laws and regulations preventing public or commercial bribery, and (e) adopt appropriate policies, procedures and controls to ensure that its agents, representatives and subcontractors understand and comply with the terms and conditions of the Policy and the abovementioned laws and regulations preventing public or commercial bribery. The policies, procedures and controls to be adopted by the Company shall satisfy international standards as determined by the auditors of the Investor. Specifically, the Policy to be adopted by the Company shall, at a minimum, include all such standards required to assure that Investor complies with its obligations under the FCPA. The Company agrees to comply with the provisions of the Policy in connection with the acquisition, operation or maintenance of the Company’s assets and business, the transactions contemplated by this Agreement or any other Transaction Agreement..

Section 4.9.  Certifications.  The Investor hereby covenants and agrees to use commercially reasonable efforts to assist the Company in obtaining the relevant API certifications or equivalent for each of the Rigs as may be requested by the customers of the Company.

Section 4.10.  Further Assurances.  Each party hereto covenants and agrees to cooperate and use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other parties to obtain all approvals that may be necessary or which may be reasonably requested by the Company to consummate the transactions contemplated in this Agreement, and the other Transaction Agreements. In case at any time after the date hereof any commercially reasonable further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take such commercially reasonable action.

ARTICLE V

MISCELLANEOUS

Section 5.1.  Notices.  Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in person, by courier, by Electronic Transmission, or by facsimile transmission; and a notice, request, or consent given under this Agreement is effective on receipt by the person to receive it. All notices, requests, and consents to be sent to a party hereto must be sent to or made at the addresses set forth below such party's signature block hereto or such other address as that party may specify by notice to the other parties.

Section 5.2.  Amendments and Waivers.  This Agreement may not be amended or modified, and no provisions hereof may be waived, without the written consent of all parties hereto unless otherwise expressly provided herein. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Applicable Law.

Section 5.3.  Entire Agreement.  This Agreement and the other Transaction Agreements, together with the certificates, documents, instruments and writings that are delivered pursuant thereto, constitute the entire agreement and understanding of the parties hereto in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among such parties, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated herein.

Section 5.4.  Third Party Rights.  A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act 1999, or otherwise.

Section 5.5.  Governing Law.  THIS AGREEMENT AND THE PERFORMANCE OF THE TRANSACTIONS AND THE OBLIGATIONS OF THE PARTIES HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF ENGLAND AND WALES, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES.

Section 5.6.  Arbitration.

A party who desires to submit a Dispute for resolution shall commence the dispute resolution process by providing the other parties to the Dispute written notice of the Dispute ("Notice of Dispute"). The Notice of Dispute shall identify the parties to the Dispute and contain a brief statement of the nature of the Dispute and the relief requested. The submission of a Notice of Dispute shall toll any applicable statutes of limitation related to the Dispute, pending the conclusion or abandonment of dispute resolution proceedings under this Section 5.6.

Any Dispute shall be exclusively and definitively resolved through final and binding arbitration, it being the intention of the parties that this is a broad form arbitration agreement designed to encompass all possible disputes. Unless otherwise agreed by all parties to the Dispute, the place of arbitration shall be London, England. The arbitration proceedings shall be conducted in the English language and the arbitrator(s) shall be fluent in the English language. The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce ("ICC") (as then in effect) (the "Rules"). The arbitration shall be conducted by three arbitrators, unless all parties to the Dispute agree to a sole arbitrator within 30 days after the filing of the arbitration. For greater certainty, for purposes of this Section 5.6, the filing of the arbitration means the date on which the claimant request for arbitration is received by the other parties to the Dispute. If the arbitration is to be conducted by a sole arbitrator, then the arbitrator will be jointly selected by the parties to the Dispute. If the parties to the Dispute fail to agree on the arbitrator within 30 days after the filing of the arbitration, then the ICC shall appoint the arbitrator. If the arbitration is to be conducted by three arbitrators, then each party to the Dispute shall appoint one arbitrator within 30 days of the filing of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within 30 days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the ICC shall appoint the remainder of the three arbitrators not yet appointed.

The award of the arbitral tribunal shall be final and binding. Judgment on the award of the arbitral tribunal may be entered and enforced by any court of competent jurisdiction. All notices required for any arbitration proceeding shall be deemed properly given if sent in accordance with Section 5.1.

All arbitrators shall be and remain at all times wholly impartial, and, once appointed, no arbitrator shall have any ex parte communications with any of the parties to the Dispute concerning the arbitration or the underlying Dispute other than communications directly concerning the selection of the presiding arbitrator, where applicable.

Without limiting the generality of the foregoing, any party to the Dispute may have recourse to and shall be bound by the Pre-arbitral Referee Procedure (as defined in the Rules). The arbitral tribunal is authorized to award costs and attorneys' fees and to allocate them between the parties to the Dispute. The costs of the arbitration proceedings, including attorneys' fees, shall be borne in the manner determined by the arbitral tribunal. The award shall include interest, as determined by the arbitral award, from the date of any default or other breach of this Agreement until the arbitral award is paid in full. Interest shall be awarded at the Overdue Rate (as defined in the Rules). The arbitral award shall be made and payable in United States Dollars, free of any tax or other deduction. The parties waive their rights to claim or recover, and the arbitral tribunal shall not award, any punitive, multiple, or other exemplary damages (whether statutory or common law) except to the extent such damages have been awarded to a third party and are subject to allocation between or among the parties to the Dispute. To the extent permitted by law, any right to appeal or challenge any arbitral decision or award, or to oppose enforcement of any such decision or award before a court or any governmental authority, is hereby waived by the parties except with respect to the limited grounds for modification or non-enforcement provided by any applicable arbitration statute or treaty.

Section 5.7.  Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 5.8.  Counterparts.  This Agreement may be executed in any number of counterparts, with each such counterpart constituting an original and all of such counterparts constituting but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

CHALLENGER LIMITED, acting by:

By: /s/ YALMEZ SALAH EL DIN ALI TATANAKI
Name: Yalmez Salah El Din Ali Tatanaki
Title: Director

By: /s/ ABDULLATIF JANAHI
                                Name: Abdullatif Janahi
Title: Vice Chairman

ADDRESS FOR NOTICE PURPOSES:
2nd Floor
Sixty Circular Road
Douglas, Isle of Man IMI 1SA
Attention:
Facsimile:

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

BRONCO MENA INVESTMENTS LLC, acting by:

By: /s/ D. FRANK HARRISON
Name: D. Frank Harrison
Title: Chief Executive Officer

ADDRESS FOR NOTICE PURPOSES:
16217 N. May Avenue
Edmond, Oklahoma 73013
United States of America
Attention: David C. Treadwell and Mark Dubberstein
Facsimile: +1 405 285 0478

    IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

CHALLENGER GROUP LTD., acting by:

By: /s/ ADRIAN ESCHER
Name: Adrian Escher
Title: Director

By: /s/ MARGARETA ZWEIFEL
Name: Margareta Zweifel
Title: Director

ADDRESS FOR NOTICE PURPOSES:
Clarendon House
2 Church Street
P.O. Box HM 1022
Hamilton HM DX, Bermuda

or

Kendris Private AG
Muehlemattstrasse 56
5001 Aarau
Switzerland
Attention: Margareta Zweifel
Facsimile: +41584505852

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

/s/ HASSAN SALAH EL DIN ALI TATANAKI
HASSAN SALAH EL DIN ALI TATANAKI

ADDRESS FOR NOTICE PURPOSES:

Challenger Building
1 El Moshier Ahmed Ismail Street
Heliopolis 11361
Cairo, Egypt
Facsimile: +20 2 267 6122

/s/ FAIEZ SALAH EL DIN ALI TATANAKI
FAIEZ SALAH EL DIN ALI TATANAKI

ADDRESS FOR NOTICE PURPOSES:

Challenger Building
1 El Moshier Ahmed Ismail Street
Heliopolis 11361
Cairo, Egypt
Facsimile: +20 2 267 6122

/s/ YALMEZ SALAH EL DIN ALI TATANAKI
YALMEZ SALAH EL DIN ALI TATANAKI

ADDRESS FOR NOTICE PURPOSES:

Challenger Building
1 El Moshier Ahmed Ismail Street
Heliopolis 11361
Cairo, Egypt
Facsimile: +20 2 267 6122

Schedules and Exhibits Omitted:

Exhibits Omitted:
1. Exhibit A - Form of Management Services Agreement (to be agreed)
2. Exhibit B - Form of Master Services Agreement (to be agreed)
3. Exhibit C - Rig Assignment (to be agreed)
4. Exhibit D - Rigs and Rig Specifications
5. Exhibit E - Form of Shareholders’ Agreement
6. Exhibit F - Form of Legal Opinion
Schedules Omitted:
1. Schedule of Challenger Group Shareholders
2. Schedule 3.1(a) - Subsidiaries, etc.
3. Schedule 3.1(b) - Directors and Officers
4. Schedule 3.1(d) - Challenger Shareholders
5. Schedule 3.1(k) - Asset listing
6. Schedule 3.1(l) - Certain Agreements
7. Schedule 3.2(e) - Consents